Exhibit (r)(ii)

Appendix A: Code of Ethics

Code of Ethics December 2024

Table of Contents

1.	Introduction	A-3
2.	Applicability	A-4
3.	Compliance with Laws and Regulations	A-4
4.	General Standards of Business Conduct	A-4
5.	Conflicts of Interest	A-5
6.	Insider Trading	A-6
7.	ComplySci	A-6
8.	Political Contributions	A-6
9.	Personal Trading Requirements and Restrictions	A-7
10.	Gifts and Entertainment	A-10
11.	Outside Business Activitiest	A-11
Glossary of Defined Terms for Appendix A		A-12

1.	Introduction

This Code of Ethics (the “Code”) has been adopted by XA Investments LLC (“XAI” or the “Adviser”, the “Firm”, or “company” “we” or “our”) to satisfy our fiduciary obligations and comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and with Rule 17j-1 of the Investment Company Act (“40 Act”).

The Code applies to all XAI Supervised Persons as defined in the Advisers Act Section 202(a)(25). The Advisers Act defines Supervised Persons to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser, defined herein as (“Employees”). All Employees are responsible for complying and being familiar with this Code and XAI’s Compliance Manual as a requirement of their employment.

XAI and its Employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct, and are subject to certain laws, rules and regulations governing personal securities trading, conflicts of interest, and treatment of client assets and information. The Code is designed to reinforce XAI’s reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. This Code was developed to promote the highest standards of behavior and ensure compliance with applicable laws.

Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to, disgorgement of profits for applicable personal trading activities, termination of employment, personal criminal or civil liability and referral to law enforcement agencies or other regulatory agencies.

XAI has appropriately appointed a Chief Compliance Officer (“CCO”). All Employees are required to promptly report any known violations of the Code to the CCO. This includes, without limitation, violations that come to their attention that may have been inadvertent and/or violations that other Employees may have committed. The CCO or designee will promptly investigate the matter and take action if needed. There will be no retribution for making such a report, to the CCO, or a regulator, and every effort will be made to protect the identity of the reporting individual to the extent permitted by law.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Employees in their conduct. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. All questions arising in connection with personal securities trading should be resolved in favor of the client, even at the expense of the interests of Employees. Each Supervised Person is responsible for knowing their responsibilities under the Code. This Code does not supersede additional responsibilities Employees may have under other policies as required by the SEC or for those individuals registered with FINRA.

XAI is required to provide each Employees with a copy of this Code and any amendments. All Employees must provide XAI with a written acknowledgment of their receipt of this Code and any amendments no less than annually.

Fiduciary Obligations

XAI and its Employees are subject to the following specific fiduciary obligations when dealing with Clients:

●	the duty to have a reasonable, independent basis for investments chosen;
●	the duty to obtain best execution for a Client’s transactions;
●	the duty to ensure that investment advice is suitable to meeting the Client’s objectives; and
●	a duty to be loyal to Clients.

In meeting its fiduciary responsibilities to its Clients, XAI expects every Supervised Person to demonstrate the highest standards of ethical conduct for continued employment with XAI.

2.	Applicability

XAI Employees

This Code is applicable to all XAI Employees as required by the applicable rules, regulations, or as determined by the CCO. All XAI Employees, are deemed to be Supervised Persons and Access Persons, as defined by the Advisers Act and defined in Exhibit A of this Code of Ethics, and are subject to additional restrictions, limitations, reporting requirements, or other policies and procedures.

To ensure consistency, XAI decided to apply the definitions of Employees and Access Persons equally to all involved with the Adviser. This means that every partner, officer, director and employee of XAI (which might also include independent contractors and temporary employees) will be classified as Access Persons, and also as Employees.

Connected Persons

The Code applies to Supervised Person’s spouse or domestic partner, minor children, immediate family members residing in the same household as the Supervised Person (e.g., adult children or parents living at home), and any relative, person or entity for whom the Supervised Person directs the investments or securities trading unless otherwise specified (collectively, “Connected Persons”).

3.	Compliance with Laws and Regulations

All Employees must comply with applicable federal securities laws and the following activities are examples of violations of these laws:

●	to defraud such client in any manner;
●	to mislead such client, including making a statement that omits material facts;
●	to engage in any act, practice or course of conduct which operates or would operate as fraud or deceit upon such client;
●	to engage in any manipulative practice with respect to such client; or
●	to engage in any manipulative practice with respect to securities, including price manipulation.

4.	General Standards of Business Conduct

Employees must at all times comply with the following standards of business conduct:

●	Clients Come First. Employees owe Clients a duty of loyalty and must avoid serving the Adviser’s or their own personal interests ahead of the Clients. A Supervised Person may not induce or cause a client to take action, or not to take action, for the Adviser’s or the Supervised Person’s own benefit, rather than for the benefit of the client. The Adviser must make full and fair disclosure of all material facts, particularly where the interests of the Adviser or a Supervised Person may conflict with those of a client.
●	Avoid Taking Advantage. Employees may not trade on the basis of inside information, usurp investment opportunities that should properly be made available to the Firm’s Clients, or otherwise use their knowledge of the Adviser’s investment activities to profit on such activities at the expense of the Firm’s Clients.

●	Avoid Inappropriate Relationships. In addition, Employees must avoid engaging in outside business activities and the receipt of investment opportunities, perquisites, or gifts from persons seeking to do business with the Adviser that could call into question a Supervised Person’s ability to exercise independent judgment in the best interests the Adviser’s Clients.
●	Compliance with Applicable Law. Employees must comply with all applicable laws that apply to the business of the Adviser.

Doubtful situations should at all times be resolved in favor of the Client. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any activities that indicate an abuse of these governing principles.

5.	Conflicts of Interest

It is XAI’s policy that all Employees have a responsibility and duty to identify and escalate any potential conflicts of interest that they, or the Adviser, may be subject to. Conflicts of interest will be managed in accordance with the following policy and guidelines.

Conflict of Interest Defined

A conflict of interest should be construed broadly to include anything that might give the Adviser or any Supervised Person a financial or other incentives to act in a manner that is contrary to the best interests of the Adviser’s Clients. Conflicts may exist even when no wrong has been done. The opportunity to act improperly may be enough to create a potential conflict of interest. The following are examples of situations that may give rise to a conflict of interest:

●	using the Adviser’s premises, assets, information or influence for personal gain;
●	accepting special favors as a result of your position with the Adviser from any person or organization with which the Adviser has a current or potential business relationship;
●	competing with the Adviser or a client for the purchase or sale of property, services or other interests;
●	having or acquiring an interest in a transaction involving the Adviser or a client;
●	receiving a personal loan or guarantee of an obligation as a result of your position with the Adviser;
●	working for a competitor of the Adviser while a Supervised Person; or
●	directing securities-related business to a broker-dealer or other service provider owned or managed by, or that employs, a relative or friend.

Management of Conflicts of Interest

The CCO, in consultation with legal counsel if determined necessary, shall be responsible for determining the most appropriate response to a conflict of interest in accordance with the following guidelines:

●	In general, to the extent a conflict of interest is of a nature that is already covered by the existing policy and procedure in this Code, the XAI Compliance Manual, or a Client’s governing documents, such conflict of interest shall therefore be addressed and resolved in accordance with the most appropriate application of available policies and procedures.
●	To the extent a conflict of interest may not be addressed in an appropriate manner under existing policies and procedures, the CCO shall determine the best means of addressing the conflict in accordance with the Adviser’s fiduciary obligations towards its client. The CCO shall also determine:
o	what the Adviser’s disclosure obligations to Clients may be; and
o	whether the informed consent of any client(s) may be necessary under applicable law or thegoverning documents relating to the Clients.

6.	Insider Trading

The misuse of Material Non-public Information, or inside information, constitutes fraud under the securities laws of the United States and many other countries. Employees that are made aware of Material Non-public Information, or inside information may not trade, recommend, and must refrain from selling those securities whether personally or on behalf of others, including Clients and Connected Persons.

XAI and all Employees are prohibited from engaging in securities transactions for themselves or for others (including Clients) on the basis of inside information. The Adviser and all Employees are also prohibited from disseminating inside information to others who may use that knowledge to trade securities (“tipping”). These prohibitions apply to all Employees which extends to activities within and outside of their duties at the Adviser and apply to transactions in the securities of any XAI, and not just those held by Clients.

7.	ComplySci

XAI utilizes ComplySci for its Employees and Access Persons to disclose and report information as required by this Code, including:

●	reporting personal brokerage accounts;
●	reporting personal holdings and transactions in Reportable Securities;
●	obtaining XAI’s approval before investing in an initial public offering (“IPO”), private placement, limited offerings and/or Reportable Securities;
●	attesting to XAI’s Code of Ethics and Compliance Manual;
●	pre-approval and reporting of outside business activities; and
●	pre-approval and disclosure of political contributions exceeding the de minimis exception.

8.	Political Contributions

XAI has implemented the following restrictions to adhere to the “Pay-to-Play” Rule (Rule 206(4)-5) and to mitigate any associated risks.

●	Employees and their Connected Persons must receive pre-clearance before making political contributions in excess of $350 to candidates or incumbents for state or local elections in which the Employee or Connected Person is eligible to vote.
●	Employees and their Connected Persons must receive pre-clearance before making political contributions in excess of $150 to candidates or incumbents for state or local elections in which the Employee or Connected Person is ineligible to vote.

Upon commencement of employment, the CCO, or Designee, may request reporting of all recent political contributions, if applicable. The disclosure should include contributions made by Connected Persons as well. The report should include the individual or election committee receiving the contribution, the office for which the individual is running, the current elected office held (if any), the dollar amount of the contribution or value of the donated item and whether or not the Supervised Person is eligible to vote for the candidate. Contributions to Political Action Committees (PACs) and political parties should not be included in the reporting unless XAI is engaged in or considering engaging in business with an individual or organization which would be a beneficiary of such contribution.

9.	Personal Trading Requirements and Restrictions

Pre-clearance for Reportable Securities and Exempt Transactions

XAI developed its policy to prohibit its Access Persons from knowingly engaging in a security transaction at any point in which XAI is actively considering, or trading in the same or equivalent security for a Client.

Watch List

XAI will maintain a Watch List consisting of the full universe of listed securities XAI may consider transacting in for a Client. Pre-clearance is not required for Reportable Securities that are not on the Watch List; however, such transactions must be reported through Access Person’s Quarterly Transaction Report.

It is the responsibility of all Access Persons to review the Watch List before transacting to ensure adherence with the pre-clearance Code exemption in all applicable instances.

The Watch List will be maintained as a shared online file which will be made available by XAI to all Access Persons. Each Access Person is responsible for ensuring that any Reportable Securities that may be purchased or sold within their non-exempt Personal Trading accounts, as well as the accounts of their Connected Persons, are properly pre-cleared before transacting when a Reportable Security is represented on the Watch List.

Pre-clearance requests must be submitted and approved with direct emails to and from the CCO. A Designee will approve the CCO’s personal trades. XAI’s CCO is responsible for approving any pre-clearance request for a security on the Watch List. Such request will only be approved if XAI is not actively trading or does not have immediate plans to trade the security in a Client account, among other determining factors.

Any granted approval is valid for one trading day after receiving approval to execute the trade, unless the approval is revoked for any reason by the CCO. If the request is made on a non-trading day, the pre- clearance approval is valid for the following trading day.

Restricted List

The CCO may place certain securities on a “restricted list.” Access Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling these securities during any period they are listed. Securities issued by companies about which XAI is expected to regularly have material, nonpublic information should generally be placed on the restricted list. The restricted list is maintained in ComplySci.

Exempt Transactions

The following transactions are exempt and do not require pre-clearance in any instance:

●	Participation in an ongoing automatic investment plan including 401K plans or an issuer’s dividend reinvestment or stock purchase plan;
●	Participation in any transaction over which no Supervised Person had any direct or indirect influence or control, involuntary transactions (such as mergers, inheritances, gifts, etc.); and
●	Shares of registered open-end investment companies other than shares of any open-end investment companies for which XAI acts as the advisor or sub-adviser.

Limit Orders

XAI prohibits its Access Persons from placing a "good until cancelled" order or any limit order for a Reportable Security on XAI’s Watch List. Pending “good until cancelled” orders for securities placed on the Watch List should be cancelled by the Access Person, and the pre-approval process should be followed.

Pre-Clearance for IPOs, Private Placements or Limited Offerings

Rule 204A-1(c) requires XAI Access Persons to obtain XAI’s approval in all instances and without exception, before directly or indirectly acquiring beneficial ownership in any security in an initial public offering, private placement or limited offering. Pre-clearance requests must be submitted and approved with direct emails to and from the CCO. A Designee will approve the CCO’s personal trades.

Reporting Requirements

XAI’s Employees are subject to Initial, Quarterly and Annual Reporting requirements for personal account investing.

Under Rule 204A-1 Employees are required to disclose the existence of any account in which Reportable Securities transactions can be effected, as well as any account for a Connected Person.

Accounts and transactions will be subject to periodic review to identify potential conflicts. All Initial, Quarterly and Annual Reporting requirements must be completed in ComplySci.

Initial Holdings Report

Within ten (10) calendar days of being designated as, or determined to be, a Supervised Person (which may be upon hire), each Supervised Person must provide a statement of all Reportable Securities Holdings and Reportable Accounts, including those of Connected Persons, via ComplySci. The information must be current as of a date not more than 45 days prior to the individual becoming a Supervised Person. More specifically, each Supervised Person must provide the following information:

●	the title, number of shares and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership; and
●	the name of any Financial Institution with whom the Supervised Person maintains an account in which any securities were held for the direct or indirect benefit of the Supervised Person.

Quarterly Transaction Report

Each XAI Supervised Person is required to affirm all non-Exempt Reporting quarterly transactions via ComplySci within thirty (30) calendar days of each calendar quarter end. Exempt Reporting transactions are any transaction with respect to securities held in accounts over which the Access Person, or Connected Person, has no direct or indirect influence or control.

Annual Holdings Report

Each Supervised Person is required to annually affirm in ComplySci a list of all Reportable Securities holdings and Personal Trading accounts, both exempt and non-exempt, which is current as of a date not more than 45 days prior to the date the report is submitted. This affirmation must be received no later than January 30th of every year.

The table below is designed as a guide for all Access Persons regarding their responsibilities for personal transactions that must be pre-cleared, and the accounts that are subject to disclosure and reporting requirements or are deemed exempt:

Personal Trading Requirements (for accounts with trading discretion)
Security / Holding (or derivatives of)	Reportable per Code of Ethics	Pre-clearance ALWAYS Required	Pre-clearance NEVER Required	No Pre-clearance Required, but may be Restricted per Watch List
XFLT, MCN OCTIX	YES	X
Closed-end funds	YES	X
Commodities, futures (non-equity)	NO			X
Corporate Bonds	YES	X
ETFs/UITs (Broad Market/Index based)	YES		X
ETFs/UITs (Single Stock/Industry based)	YES	X
Futures/options (on covered securities), currency futures	YES	X
Hedge Funds	YES	X
Initial Public Offering	YES	X
Municipal Bonds	YES	X
Open-end funds	NO		X
Private Placements/Limited Offerings	YES	X
REITs	YES	X
Money Market Funds	NO		X
Stocks	YES	X

Account Reporting Requirements
Account Type	Reportable per Code of Ethics	Initial Disclosure	Quarterly Transactions	Annual Affirmation
Employee Brokerage Account (discretion)	YES	X	X	X
Employee Brokerage Account(no discretion)	YES	X		X
529 Savings Plans	NO
Connected Person BrokerageAccount (discretion)	YES	X	X	X
Connected Person BrokerageAccount (no discretion)	YES	X		X
Employee/Connected Account (no Reportable Securities)	NO
Any other account in which reportable securities may be held	YES	X		X

10.	Gifts and Entertainment

Gifts or Entertainment may create an actual or apparent conflict of interest, which could affect (or appear to affect) the recipient’s independent business judgment.

Employees are required to follow the standards below regarding the acceptance or giving of gifts and entertainment with respect to all Business Partners. Employees are expected to avoid any gifts or entertainment that:

●	could create an apparent or actual conflict;
●	is excessive or would reflect unfavorably on XAI or its Clients; or
●	would be inappropriate or disreputable nature.

Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible.

Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

A “Gift” is anything of value that is given with the intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or event tickets if the giver does not attend. No Supervised Person may receive any gift, service or other thing of excessive value from any person or entity that does business with or on behalf of XAI. No Supervised Person may give or offer any gift of excessive value, determined to be amounts in excess of $100, to existing Clients, prospective Clients, or any entity that does business with or on behalf of XAI without pre-approval by the CCO. Employees may not accept a gift of cash or a cash-equivalent in any amount.

“Entertainment” is a meeting, meal or other activity where both the Supervised Person and the business partner are present and have the opportunity to discuss business or any participant’s employer bears the cost. It does not include events that have been organized by XAI directly, such as receptions following an industry gathering or multi-client entertainment. If the Business Partner will not be present for the event it will be considered a gift. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of XAI. A Supervised Person may provide or accept a business entertainment event, such as dinner, a sporting event, golf outings, etc. provided that such activities involve no more than customary amenities and the person or entity providing the entertainment is present.

A “Business Partner,” for the purpose of this Code, includes all current Clients, Portfolio Companies, and vendors with which XAI conducts business, any potential Clients, Portfolio Companies, or vendors with whom XAI could engage in business with, any registered broker-dealers, and any firms under contract to do business with XAI.

Supervised Persons who are also Registered Representatives are required to follow the more restrictive FINRA thresholds for gifts and entertainment.

Disclosure of Gifts and Entertainment

For the purposes of disclosure of gifts and entertainment the following are exempt:

●	usual and customary promotional items (e.g., T-shirts, caps, or pens marked with the vendor’s logo);
●	gifts or entertainment of nominal value (Gifts $100 or less, Entertainment $100 or less per person per event);
●	attendance and participation at industry sponsored events; or
●	usual and customary gifts given to or by Employees based on a personal relationship (e.g., the vendor and Supervised Person have a family relationship that preceded interaction at the Adviser).

Gifts Given to or Received by Employees	Approval or Disclosure Required
Gifts given or received from the same Business Partner which are valued in aggregate less than $100/twelve-month period	no approval required
Gifts given or received from the same Business Partnerwhich are valued in aggregate equal to or more than $100/twelve- month period	approval required
Entertainment provided for or by Employees	Approval or Disclosure Required
Entertainment provided to a Supervised Person valuedunder $100 per person per event	no approval required
Entertainment provided to a Supervised Person atequal/more than $100 per person per event	approval required

11.	Outside Business Activities

Without receiving approval via ComplySci, no Supervised Person shall:

●	accept, directly or indirectly, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Adviser or a client from any Person, Firm, corporation or association, other than the Adviser or an affiliate thereof.
●	acquire, directly or indirectly, any equity or other ownership or financial interest in any other organization engaged in any securities, financial or related business, except for (i) a minority equity or other ownership or other financial interest in any business that is publicly traded, or (ii) an equity or other ownership or financial interest through any account over which the Supervised Person has no direct or indirect influence or control.

Employees must (i) log outside activities in ComplySci and (ii) receive approval via ComplySci prior to engaging in any outside business activity that involves:

●	a time commitment that would prevent the Supervised Person from performing his or her duties for the Adviser or that would otherwise be restricted or prohibited by the governing documents of a client;
●	active participation in any business in the financial services industry or otherwise in competition with the Adviser; or
●	serving as a director, officer, or general partner of any business, corporation, or partnership (excluding family-owned businesses and charitable, professional and non-profit organizations).

An outside business activity may never:

●	present a substantial risk of confusing Clients or the public as to the capacity in which the Supervised Person is acting;

●	pose a reputational risk for the Adviser;
●	inappropriately influence a Supervised Person’s business dealings or otherwise create a conflict of interest vis-à-vis the interests of the Adviser or its Clients; or
●	involve use of information relating to the Adviser, any client or other proprietary information.

Code of Ethics Exhibit A - Glossary of Defined Terms

Access Person - Anyone associated with XAI or its affiliates who:

●	Has access to non-public information regarding any Clients’ Transactions, or non-public information regarding the portfolio holdings of any fund(s) of a client or any XAI services;
●	Is involved in making Securities Transactions recommendations to Clients, or has access to such recommendations that are non-public;
●	In connection with his or her regular functions or duties, makes, participates in or obtains information regarding a Client’s Transactions or whose functions relate to the making of any recommendations with respect to a Client’s Transactions;
●	Obtains information regarding a Client’s Transactions or whose functions relate to the making of any recommendations with respect to a Client’s Transactions;
●	Any other person designated by the CCO as necessary.

For purposes of this Code all Employees (defined below) are considered Access Persons and subject to reporting and restrictions as defined by the Advisers Act.

Account – Any accounts in which Securities (as defined below) transactions can be effected including:

●	Any accounts held by any Supervised Person;
●	Accounts of the Supervised Person’s immediate family members (any relative by blood or marriage) living in the Supervised Person’s household or is financially dependent;
●	Accounts held by any other related individual over whose account the Supervised Person has discretionary control;
●	Any other account where the Supervised Person has discretionary control and materially contributes; and
●	Any account in which the Supervised Person has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Supervised Person has a beneficial interest or exercises investment discretion.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined scheduled and allocation.An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership – For purposes of the Code, “Beneficial Ownership” or “Beneficial Interest” shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person is subject to the provisions of Section 16 under the Exchange Act and the rules and regulations there under. Generally speaking, beneficial ownership encompasses those situations where the beneficial owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. This would include, but is not limited to:

●	Securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;
●	Securities held in the name of a member of his or her immediate family sharing the same household;
●	Securities held by a trustee, executor, administrator, custodian or broker;
●	Securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;
●	Securities held by a corporation which can be regarded as a personal holding company of a person; and
●	Securities recently purchased by a person and awaiting transfer into his or her name.

Chief Compliance Officer (“CCO”) – The CCO as referenced is Benjamin McCulloch, so designated by XAI. The CCO may designate additional individuals, where appropriate, to operate in the capacity of the CCO as outlined in this Code.

Client –XFLT, MCN, OCTIX, any other investment fund advised by XAI and their shareholders.

Designee – (i) any member of XAI as designated by the CCO, or (ii) a 3rd Party Compliance Consultant. The CCO is supported by PINE Advisor Solutions (“PINE”), XAI’s 3rd party compliance consultant. PINE may act as a Designee for certain tasks as deemed appropriate by the CCO.

Employee – Employees of XAI including directors, officers, any temporary worker, or other personnel as designated by the CCO.

Material Nonpublic Information – Any information that has not been publicly disseminated, or that was obtained legitimately while acting in a role of trust or confidence of an issuer or that was obtained wrongfullyfrom an issuer or such person acting in a role of trust or confidence that a reasonable investor would consider important in making a decision to buy, hold or sell a company’s securities. Regardless of whether it is positiveor negative, historical or forward looking, any information that a reasonable investor could expect to affect a company’s stock price. Material Nonpublic Information may include:

●	Projections of future earnings or losses;
●	News of a possible merger, acquisition or tender offer;
●	Significant new products or services or delays in new product or service introduction or development;
●	Plans to raise additional capital through stock sales or otherwise;
●	The gain or loss of a significant customer, partner or supplier;
●	Discoveries, or grants or allowances or disallowances of patents;
●	Changes in management;
●	News of a significant sale of assets;
●	Impending bankruptcy or financial liquidity problems; or
●	Changes in dividend policies or the declaration of a stock split.

Reportable Securities – Rule 204A-1 treats all securities as reportable securities, with five exceptions designedto exclude securities that appear to present little opportunity for the type of improper trading on behalf of a Supervised Person in which the restrictions are designed to mitigate and /or uncover:

●	Transactions and holdings in direct obligations of the Government of the United States.
●	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
●	Shares of money market funds.
●	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the Fund.
●	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Securities Transactions – The term “Securities Transactions” as used within this Code typically refers to the purchase and/or sale of Securities, (as defined herein), by a Supervised Person. Securities Transactions shall include any gift of Covered Securities that is given or received by the Supervised Person, including any inheritance received that includes Covered Securities.

Supervised Persons– The Advisers Act defines “Supervised Person” to mean any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser,or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. For purposes of this Code all Supervised Persons are considered Employees, and all Employees are Access Persons (defined above).